Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-209447 and 333-200811) and Form S-8 (No. 333-169923) of Annaly Capital Management, Inc. of our report dated February 24, 2016 with respect to the consolidated financial statements of Hatteras Financial Corp., and the effectiveness of internal control over financial reporting of Hatteras Financial Corp., which appears in Hatteras Annual Report (Form 10-K) for the year ended December 31, 2015 which is incorporated by reference in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Charlotte, North Carolina
July 12, 2016